EXHIBIT 10.7

AMENDED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made on the, 22nd day of August, 2000, between: ROANOKE TECHNOLOGY CORP. d/b/a Top-10 Promotions, Inc., a North Carolina Corporation, 1433 Georgia Avenue, Roanoke Rapids, NC 27870 (“CORPORATION”); and DAVID SMITH, an individual (“EMPLOYEE”).

R E C I T A L S:

FIRST, the CORPORATION desires amend its employment relationship with the EMPLOYEE dated May 28, 1998 upon the terms and conditions hereinafter set forth; and

SECOND, the EMPLOYEE desires to accept such employment and enter into an amended employment agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth by and between the parties, it is agreed as follows:

1.          Employment. The CORPORATION hereby employs the EMPLOYEE, and the EMPLOYEE accepts employment with the CORPORATION, in the capacity of President of the CORPORATION, or in such other position as the CORPORATION may direct or desire, on the terms and conditions hereinafter set forth.

2.          Duties. The duties and hours of the EMPLOYEE shall be determined by the Board of Directors and Officers of the CORPORATION. The EMPLOYEE agrees to perform such duties and hold such offices as may be assigned to him from time to time and to devote to the CORPORATION his full time, attention and energy necessary for him to perform such duties.

3.          Term. The term of employment shall begin on the date hereof and continue for a three year period until terminated as herein provided. The term may be automatically renewed for additional one (1) year terms upon the mutual consent of EMPLOYEE and CORPORATION. During the initial term, this Agreement may be terminated immediately for Just Cause (hereinafter defined). Additionally, during the,, renewal term, this Agreement may be terminated at any time by CORPORATION upon thirty (30) dais prior written notice or immediately for Just Cause.

4.	Compensation.

(a)        As compensation for the services to be rendered by the EMPLOYEE the, CORPORATION pursuant to this Agreement, the EMPLOYEE shall be paid the sum of $150,000 per annum, less applicable withholding taxes.

(b)        EMPLOYEE shall receive a stock bonus of 1,500,000 restricted common shares upon execution of this Agreement. Such shares of common stock shall be restricted in accordance with Rue 144 of the Securities Act of 1933.

(c)        EMPLOYEE shall receive a quarterly bonus of thirty (30%) percent of net income before tax (as defined in accordance with generally accepted accounting principals) of the CORPORATION.

MI-166115 v1 0436935-0201

(d)        EMPLOYEE shall annually, with approval of the Board of Directors, receive up to one (10/6) percent of the issued and outstanding shares of the CORPORATION which amount shall be determined based on the number of outstanding and outstanding shares as of December 31st of each year.

(e)	All necessary expenses for EMPLOYEE to perform his duties hereunder.

5.          Health Insurance. The CORPORATION shall provide health insurance to the EMPLOYEE as shall be determined by the Board of Directors of the CORPORATION, in its sole and absolute discretion

6.          Vacations and Leave. The EMPLOYEE shall be entitled to vacation and leave time as determined by the Board of Directors of the CORPORATION, in its sole and absolute discretion.

7.	Noncompetition, Trade Secrets, etc.

7.1.       During the term of this Agreement and for a period of two (2) year after the termination of his employment with the CORPORATION for any reason whatsoever, EMPLOYEE shall not directly or indirectly induce or attempt to influence any employee of CORPORATION to terminate his employment with CORPORATION and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant, or otherwise) or be financially interested in any business which is involved in business activities carried on by the CORPORATION or being definitely planned by the CORPORATION, at he time of the termination of EMPLOYEE’s employment.

7.2.       During the term of this Agreement and at all times thereafter, EMPLOYEE shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the CORPORATION, any material or information regarding the business methods, business policies, billing and collection policies and procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes under or developed by the CORPORATION or any names and addresses of customers, or any data on or relating to past, present, or prospective customers or any other confidential information relating to or dealing with the business activities of the CORPORATION, made known to EMPLOYEE or learned wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title or acquired by EMPLOYEE while in the employ of the CORPORATION.

7.3.       Any and all writings, inventions, improvements, processes, procedures and/or techniques which EMPLOYEE may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and at the request or upon the suggestion of the CORPORATION which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the CORPORATION, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the CORPORATION. EMPLOYEE shall make full disclosure to the CORPORATION of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the CORPORATION. EMPLOYEE shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the CORPORATION so that the CORPORATION can prepare and present applications for copyright or Letters Patent to such copyright or patents so that the CORPORATION shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. EMPLOYEE shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

7.4.       EMPLOYEE acknowledges that the restrictions contained in the foregoing subparagraphs, in view of the nature of the business in which the CORPORATION is engaged, are reasonable and necessary in order to protect the legitimate interests of the CORPORATION, and that any violation thereof would result in irreparable injuries to the CORPORATION. The EMPLOYEE therefore acknowledges that, in the event of his violation of any of these restrictions, the CORPORATION shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the CORPORATION may be entitled.

7.5.       If the period of time or the area specified above shall be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall such area and for such time as if adjudged to be reasonable. If EMPLOYEE violates any of the restrictions contained in the foregoing subparagraph, the restrictive period shall not run in favor of EMPLOYEE from the time of the commencement of any such violation until such time as such violation shall be cured by EMPLOYEE to the satisfaction of the CORPORATION.

8.          Termination. Notwithstanding Paragraph 3.0 of this Agreement, employment of the EMPLOYEE under this Agreement will immediately terminate upon the happening of the following events:

8.1.	The mutual agreement of the EMPLOYEE and the CORPORATION.
8.2.	The death of the EMPLOYEE.
8.3.	Violation of Paragraph 7.0 of this Agreement by the EMPLOYEE.

8.4.       Disability. If, as a result of the EMPLOYEE’s incapacity due to physical or mental illness, the EMPLOYEE shall have been absent from his duties hereunder on a full-time basis for the entire period of one-hundred-eighty (180) consecutive days or for an aggregate period of two-hundred-ten (210) days during a consecutive period of two-hundred-seventy (270) days, CORPORATION may terminate the EMPLOYEE’s employment hereunder.

8.5.       By the dissolution and liquidation of the CORPORATION (other than as par of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the CORPORATION whereby the business of the CORPORATION is continued).

8.6.       By the CORPORATION for Just Cause. For purposes of this Agreement “Just Cause” shall mean only the following: (i) a final non-appealable conviction of or a plea of guilty or nolo contendere by the EMPLOYEE to a felony or misdemeanor involving fraud, embezzlement, theft, dishonesty or other criminal conduct against the CORPORATION; or (ii) habitual neglect of the EMPLOYEE’s duties or failure by the EMPLOYEE to perform or observe any substantial lawful obligation of Ouch employment that is not remedied within thirty (30) days written notice thereof from the CORPORATION or its Board of Directors; or (iii) any material breach by the EMPLOYEE of this Agreement. In the event of termination of this Agreement other than for death, the EMPLOYEE hereby agrees to resign from all positions held in the CORPORATION, including, without limitation, any positions as e director, officer, agent, trustee or consultant of the CORPORATION or any affiliate of the CORPORATION.

9.          No Assignments. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

10.        Amendments. No amendments or additions to this Agreement shall be binding unless in writing, signed by both parties, and approved by unanimous consent of the Shareholders of the CORPORATION, except as herein otherwise provided.

11.        Waiver of Breach. The waiver by either party of a breach or violation of any pro, vision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

12.        Applicable Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of North Carolina.

13.        Headings. The Paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

14.        Burden and Benefit. This Agreement shall be binding upon, and shall inure to the’, benefit of the parties hereto and their respective heirs, executors, administrators and assigns.

15.        Severability. The invalidity or unenforceability of any provision in this Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

16.        Notices. Any and all notices required hereunder shall be deemed delivered personally or if mailed by registered or certified mail to the CORPORATION at its principal place of business and to the EMPLOYEE at the address set forth herein, or at such other address or addresses as either party may hereinafter designate in writing to the other.

17.        Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the employment of the EMPLOYEE, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the EMPLOYEE by the CORPORATION not contained herein shall be of any force or effect.

18.        Attorneys Fees. CORPORATION shall be entitled to attorneys fees from EMPLOYEE in the event of any legal fees incurred based on any breach of this Agreement by EMPLOYEE.

IN WITNESS WHEREOF, the CORPORATION and the EMPLOYEE have duly executed this Agreement as of the day and year first above written.

ATTEST:	ROANOKE TECHNOLOGY CORP. D/B/A TOP-10 PROMOTIONS

By: s/s Edwin Foster	By: s/s Glenn Canady
EDWIN FOSTER	GLENN CANADY
SECRETARY	VICE PRESIDENT

WITNESS:

s/s David Smith
DAVID SMITH

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